SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Express, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2828128
(State of incorporation or organization)	(IRS Employer Identification No.)

1 Express Drive Columbus, Ohio	43230
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	New York Stock Exchange, Inc.

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

N/A

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On June 12, 2014, the Board of Directors of Express, Inc., a Delaware corporation (the “Company”), declared a dividend payable on June 23, 2014 of one right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company held of record at the close of business on June 23, 2014, or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of June 12, 2014 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, dated June 13, 2014 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits.

Exhibit No.	Description

(1)	Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated June 13, 2014).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated June 13, 2014).

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated June 13, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EXPRESS, INC.

By	/s/ Lacey J. Bundy
Name: Lacey J. Bundy Title: Senior Vice President, General Counsel & Secretary

Date: June 13, 2014

EXHIBIT INDEX

Exhibit No.	Description

(1)	Stockholder Protection Rights Agreement, dated as of June 12, 2014 (the “Rights Agreement”), between Express, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated June 13, 2014).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated June 13, 2014).

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock of the Company, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated June 13, 2014).